Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.25 per share	Other	4,684,628	$18.78	$87,977,313.80	0.00015310	$13,469.33
	Total Offering Amounts					$87,977,313.80		$13,469.33
	Total Fee Offsets							—
	Net Fee Due							$13,469.33

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminate number of additional shares of common stock, par value $0.25 per share, of Oceaneering International, Inc. (“Common Stock”) that may become issuable under the 2020 Incentive Plan of Oceaneering International, Inc., as amended and restated effective May 9, 2025, as a result of any future stock split, stock dividend, recapitalization, or other similar transactions pursuant to the terms thereof.
    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of Common Stock as reported by the New York Stock Exchange on May 22, 2025.